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                                                                  EXHIBIT 10.25

                                                     May 31, 1996

                                                     VIA TELEFAX (415) 544-0833


Dr. Arno Penzias
1960 Grant Avenue, Unit 16
San Francisco, California 94133


Dear Dr. Penzias:

We are pleased to offer you a position on the Board of Directors of LCC International, Inc. (the "Company"). We anticipate that you will serve a vital role as one of the Company's "outside" directors, with membership on the Board's Compensation and Option Committee and Audit Committee. The Company's Directors will be elected for one year term(s) at each annual meeting of shareholders.

In consideration of your services, we are offering you the following compensation package:

         - A base annual retainer for regular Board service of $20,000, paid in four equal quarterly installments;

         - A base annual retainer for Committee service in the amount of $2,000 per Committee, with an additional $3,000 for each Committee that you serve as Chair;

         - A $1,000 per meeting fee, together with reimbursement of all reasonable expenses incurred by you in attending Board meetings;

         - Stock options having a Black-Scholes valuation of approximately $80,000, granted under the Directors' Stock Option Plan (the "Plan") that Company intends to adopt prior to its initial public offering. The options will be: (i) granted at the offering price, e.g., fair market value on the date of grant, (ii) subject to vesting over a three year period in increments of 1/3 per year, and (iii) subject to the terms and conditions set forth in the Plan.

Again, we are very pleased to offer you this position and look forward to a long and mutually beneficial relationship. If you wish to accept this offer, please sign this letter in the space provided below and return one fully executed copy to me at your earliest possible convenience. Of course, this offer is contingent on: (i) the approval of your appointment by the Company's shareholders at its first meeting following incorporation, and (ii) completion of the Company's initial public offering of common stock.

If you have any questions, please feel free to call us.

Sincerely,



Piyush Sodha
President & CEO

cc:      Dr. Rajendra Singh